Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-126545 and 333-81312), Form S-4 (Nos. 333-121617 and 333-107494) and Form S-8 (Nos. 333-134283, 333-113269, 333-111829, 333-74620, 333-41993, 333-105428, 333-67451, 333-62918 and 333-78537) of The First American Corporation of our report dated February 29, 2008, except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as it relates to the change in segments discussed in Notes 6 and 23 and Schedule III, as to which the date is November 26, 2008, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Orange County, CA

November 26, 2008